As filed with the Securities and Exchange Commission on November 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADIAN GROUP INC.

(Exact name of issuer as specified in its charter)

Delaware	23-2691170
(State or other jurisdiction of incorporation of organization)	(I.R.S Employer Identification No.)

1601 Market Street

Philadelphia, Pennsylvania 19103

(Address of principal executive offices)

RADIAN GROUP INC. EQUITY COMPENSATION PLAN

(Full title of the plans)

Howard S. Yaruss

Executive Vice President, Secretary, General Counsel

and Corporate Responsibility Officer

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania 19103

(Name and address of agent for service)

(215) 546-6600

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $.001 per share	3,000,000	$49.02	$147,060,000	$18,633

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional securities that may be offered to prevent dilution as a result of a stock split, stock dividend, or other similar transaction.
(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee and is based on the upon the market value of outstanding shares of the Registrant’s common stock on November 10, 2004, using the average ($49.02) of the high ($49.49) and low ($48.55) sales prices of the Registrant’s common stock reported on the New York Stock Exchange for that date.
(3)	Pursuant to Section 6(b) of the Securities Act, the registration fee has been calculated by multiplying the proposed maximum aggregate offering price by 0.0001267 (or $126.70 per million). The registration fee previously was paid on April 19, 2001 with respect to the Registrant’s Registration Statement on Form S-3, File No. 333-59252, which was subsequently withdrawn on May 4, 2001 prior to effectiveness.

This Registration Statement is being filed to register an additional 3,000,000 shares of our common stock issuable pursuant to the provisions of the Radian Group Inc. Equity Compensation Plan, as amended at our last annual meeting of stockholders on May 11, 2004. The most recent Registration Statement (File No. 333-81549 filed on June 25, 1999) that we filed with the Securities and Exchange Commission (“SEC”) relating to our Equity Compensation Plan is incorporated by reference into this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” in this registration statement the information in the documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this registration statement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this registration statement. We incorporate by reference in this registration statement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until all of the securities that may be offered by this registration statement are sold, except that we are not incorporating by reference any information that is not deemed to be filed under those sections.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the SEC on March 15, 2004;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, as filed with the SEC on May 7, 2004, August 6, 2004, and November 9, 2004, respectively;

•	Our Current Reports on Form 8-K filed on May 12, 2004 and dated May 11, 2004, filed on June 18, 2004 and dated June 18, 2004, and filed on November 10, 2004, dated November 8, 2004; and

•	The description of our common stock set forth in our registration statement on Form 8-A/A filed with the SEC on August 12, 2004.

Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Telephone: (215)-564-6600

Attention: Investor Relations

Item 4. Description of Securities.

  Not Applicable.

Item 5. Interests of Named Experts and Counsel.

  Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b) (7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article Seventh of the Registrant’s Third Amended and Restated Certificate of Incorporation (the “Charter”) provides that the personal liability of directors of the Registrant is eliminated to the fullest extent permitted by the DGCL.

Under Section 145 of DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director, officer, employee or agent of the corporation if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article Eighth of the Registrant’s Charter provides for indemnification of the Registrant’s directors and officers to the fullest extent permitted by the DGCL. Furthermore, Article VIII of the Registrant’s Bylaws provides that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer or other authorized representative of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VIII further permits the Registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL.

The Registrant’s directors and officers are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant.

Item 7. Exemption from Registration Claimed.

  Not applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Number Exhibit	Exhibit
4.1	Third Amended and Restated Certificate of Incorporation of Radian Group Inc. (1)

4.2	Bylaws of Radian Group Inc. (1)

5.1	Opinion of Posternak Blankstein & Lund LLP*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Posternak Blankstein & Lund LLP (included within Exhibit 5.1).

24.1	Power of Attorney (included within signature pages).

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 11, 2004 and filed with the SEC on May 12, 2004.

Item 9. Undertakings.

a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the then-effective registration statement; and

(iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (l) (i) and (a) (1) (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnish to the Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on November 9, 2004.

RADIAN GROUP INC.

By:	/s/ Frank P. Filipps
Name:	Frank P. Filipps
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Each person, in so signing, also hereby makes, constitutes and appoints Frank P. Filipps and Howard S. Yaruss, and each of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities in connection with this Registration Statement on Form S-8, including without limiting the generality of the foregoing, to sign the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements that are filed pursuant to General Instruction E to Form S-8 or Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute(s), may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Frank P. Filipps Frank P. Filipps	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 9, 2004

/s/ C. Robert Quint C. Robert Quint	Executive Vice President and Chief Financial Officer (principal financial officer)	November 9, 2004

/s/ John J. Calamari John J. Calamari	Senior Vice President and Controller (principal accounting officer)	November 9, 2004

/s/ Roy J. Kasmar Roy J. Kasmar	President, Chief Operating Officer and Director	November 9, 2004

/s/ Herbert Wender Herbert Wender	Lead Director	November 9, 2004

/s/ David C. Carney David C. Carney	Director	November 9, 2004

Signature	Title	Date
/s/ Howard B. Culang Howard B. Culang	Director	November 9, 2004

/s/ Stephen T. Hopkins Stephen T. Hopkins	Director	November 9, 2004

/s/ James W. Jennings James W. Jennings	Director	November 9, 2004

/s/ Ronald W. Moore Ronald W. Moore	Director	November 9, 2004

/s/ Jan Nicholson Jan Nicholson	Director	November 9, 2004

/s/ Robert W. Richards Robert W. Richards	Director	November 9, 2004

/s/ Anthony W. Schweiger Anthony W. Schweiger	Director	November 9, 2004

RADIAN GROUP INC.

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Third Amended and Restated Certificate of Incorporation of Radian Group Inc. (1)

4.2	Bylaws of Radian Group Inc. (1)

5.1	Opinion of Posternak Blankstein & Lund LLP*

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Posternak Blankstein & Lund LLP (included within Exhibit 5.1).

24.1	Power of Attorney (included within signature pages).

*	Filed herewith.
(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 11, 2004 and filed with the SEC on May 12, 2004.